Exhibit 16.1

GRANT THORNTON LLP 231 S. Bemiston Ave. Suite 600 St. Louis, MO, 63105 D +1 832 476 3600 F +1 713 655 8741

January 17, 2025

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: SailPoint Parent, LP

Dear Sir or Madam:

We have read the “Change in Auditor” section in the Form S-1 of SailPoint Parent, LP and agree with the statements concerning our Firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ GRANT THORNTON LLP

GT.COM	Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.